Marathon Oil Announces 2022 Capital Budget and Reports Fourth Quarter and Full Year 2021 Results
Prioritizing Return of Capital with $1 Billion of Share Repurchases Executed and Fourth Consecutive Base Dividend Raise

HOUSTON, February 16, 2022 - Marathon Oil Corporation (NYSE:MRO) reported fourth quarter 2022 net income of $649 million, or $0.84 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. The adjusted net income was $592 million, or $0.77 per diluted share. Net operating cash flow was $1,146 million, or $1,101 million before changes in working capital.

Marathon Oil reported full year 2021 net income of $946 million, or $1.20 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. Adjusted net income was $1,241 million, or $1.57 per diluted share. Net operating cash flow was $3,239 million, or $3,214 million before changes in working capital.

Highlights
•Compelling return of capital to equity investors after accelerating 2021 gross debt reduction objective
–Returned over 70% of fourth quarter cash flow from operations to equity holders (equates to over 90% of free cash flow generation)
–Executed $1 billion of share repurchases since October, reducing share count by 8%
–Raised quarterly base dividend subsequent to fourth quarter, representing fourth consecutive quarterly base dividend increase and cumulative 133% increase
•Outstanding fourth quarter and full year 2021 financial and operational results
–Fourth quarter free cash flow of $898 million at 22% reinvestment rate1
–Fourth quarter oil production of 181,000 net bopd and oil-equivalent production of 353,000 net boed
–Full year 2021 free cash flow of $2.2 billion at 32% reinvestment rate2
–Full year 2021 oil production of 173,000 net bopd and oil-equivalent production of 348,000 net boed
•2022 capital budget of $1.2 billion consistent with disciplined framework that prioritizes free cash flow generation over production growth
–Expected free cash flow of >$3.0 billion with a <30% reinvestment rate3 at $80/bbl WTI and $4.00/MMBtu Henry Hub
–Expected flat total Company oil and oil-equivalent production vs. 2021 averages
•Comprehensive delivery of ESG excellence in 2021
–Strong safety performance evidenced by second best TRIR4 since becoming an independent E&P
–Achieved 30%5 GHG intensity6 reduction target and improved total Company gas capture7 to 98.8%
–Strategically invested to build healthier, stronger, and safer local communities

–Aligned executive compensation with most important drivers of shareholder value and enhanced Board of Director composition with focus on refreshment, independence, and diversity
–Recently announced new environmental objectives for GHG intensity, methane intensity, and natural gas capture that complement existing 2025 GHG intensity goal

“2021 was a year of comprehensive delivery against our framework for success, as evidenced by bottom line financial results and ESG excellence that compete not only with the best companies in energy, but with the best in the S&P 500,” said Chairman, President, and CEO Lee Tillman. “We stayed disciplined and did not waver from our reinvestment rate driven capital allocation priorities, generating over $2.2 billion of free cash flow, including about $900 million during fourth quarter alone. We dramatically enhanced our balance sheet quality by accelerating gross debt reduction initiatives. We then successfully transitioned to market leading return of capital to our equity investors, consistent with our differentiated percentage of cash flow framework. During fourth quarter, we returned more than 70% of our cash flow from operations to equity investors, significantly exceeding our minimum 40% commitment.”

“We are demonstrating that investors will get the first call on cash flow generation, as evidenced by $1 billion of share repurchases since October and four consecutive increases to our quarterly base dividend. These repurchases have reduced our share count by 8% in just four and a half months, driving strong underlying growth to our per share financial metrics. As we look ahead to 2022, you can expect more of the same from our Company: peer leading capital efficiency and operational execution, significant free cash flow generation, and market leading return of capital to shareholders. Additionally, we will remain just as focused on continuing to deliver comprehensive ESG excellence, driven by our mission to provide the responsible, reliable, and affordable energy that the world needs.”

Return of Capital Overview
After accelerating its 2021 gross debt reduction objective of $1.4 billion into third quarter, the Company successfully shifted its focus to increasing return of capital to equity investors. Marathon Oil’s percentage of cash flow from operations (CFO) framework provides clear visibility to significant return of capital to equity investors and ensures the shareholder gets the first call on cash flow generation. In a $60/bbl WTI or higher price environment, the Company targets returning a minimum of 40% of CFO to equity investors. During fourth quarter, Marathon Oil returned over 70% of CFO to shareholders through a combination of share repurchases and base dividend, significantly exceeding its minimum 40% commitment.

In total, since October 2021, Marathon Oil has executed $1 billion of share repurchases, reducing its outstanding share count by 8%. The Company has $1.7 billion of current share repurchase authorization outstanding.

Subsequent to fourth quarter, the Company raised its base dividend by 17% from 6 cents per share to 7 cents per share. This is the fourth consecutive increase to the quarterly base dividend, representing a cumulative increase of 133%.

For 2022, by staying disciplined and maintaining a low reinvestment rate, Marathon Oil expects to exceed its commitment to return a minimum of 40% of CFO to equity investors, assuming an oil price of $60/bbl WTI or higher.

4Q21 Financial and Operating Results
CASH FLOW AND CAPEX: Net cash provided by operations was $1,146 million during fourth quarter 2021, or $1,101 million before changes in working capital. Fourth quarter capital expenditures totaled $251 million.

FREE CASH FLOW: Marathon Oil generated $898 million of free cash flow during fourth quarter, including $46 million of E.G. return of capital distributions.

RETURN OF CAPITAL: Marathon Oil returned $819 million of total capital to equity investors during fourth quarter, including $772 million of share repurchases ($724 million of which settled in 2021) and $47 million of base dividend payments.

BALANCE SHEET AND LIQUIDITY: Marathon Oil ended fourth quarter with total liquidity of $3.7 billion, which consisted of an undrawn revolving credit facility of $3.1 billion and $580 million of cash and cash equivalents. The Company’s year-end cash balance of $580 million represents an increase from the third quarter cash balance of $485 million.

ADJUSTMENTS TO NET INCOME: The negative adjustments to net income for fourth quarter totaled $57 million, primarily due to the income impact associated with net unrealized gains on derivative instruments, partially offset by net losses on asset sales, exploration impairment charges, and other non-core expenses.

UNITED STATES (U.S.): U.S. production averaged 304,000 net barrels of oil equivalent per day (boed) for fourth quarter 2021. Oil production averaged 172,000 net barrels of oil per day (bopd). U.S. unit production costs were $4.90 per boe for fourth quarter.
During fourth quarter, the Company brought a total of 47 gross Company-operated wells to sales. In the Eagle Ford, Marathon Oil’s fourth quarter production averaged 93,000 net boed, including oil production of 60,000 net bopd, with 18 gross Company-operated wells to sales. In the Bakken, production averaged 124,000 net boed, including oil production of 81,000 net bopd, with 25 gross Company-operated wells to sales. Oklahoma production averaged 56,000 net boed, including oil production of 13,000 net bopd, with 4 gross Company-operated wells to sales. Northern Delaware production averaged 22,000 net boed, including oil production of 12,000 net bopd.

INTERNATIONAL: Equatorial Guinea production averaged 49,000 net boed for fourth quarter, including 9,000 net bopd of oil. Unit production costs averaged $4.05 per boe. Net income from equity method investees totaled $74 million. Marathon Oil received $101 million of total cash distributions from equity method companies during fourth quarter in the form of dividends and return of capital. Fourth quarter production, unit production costs, and net income from equity method investees were impacted by previously disclosed unplanned downtime in Equatorial Guinea during the month of October. Normal operations resumed in early November.

2021 Reserves
Year-end 2021 proved reserves totaled 1,106 million barrels of oil equivalent (mmboe), an increase of 134 mmboe, or 14%, in comparison to year-end 2020 proved reserves. 2021 proved reserve additions were attributable to higher commodity prices, performance improvements, extensions in proved areas, and 5-year plan changes. Oil accounted for 52% of the Company’s year-end 2021 proved reserves.

2022 Capital Budget and Guidance
Marathon Oil today announced a $1.2 billion capital expenditure budget for 2022, fully consistent with the Company’s disciplined capital allocation framework. At $80/bbl WTI and $4.00/MMBtu Henry Hub, the 2022 program is expected to deliver in excess of $3.0 billion of free cash flow at a reinvestment rate of less than 30%. The Company does not plan to deviate from its announced capital budget in the event of continued strong commodity pricing. By staying disciplined and maintaining a low reinvestment rate, Marathon Oil expects to exceed its commitment to return a minimum of 40% of CFO to equity investors, assuming an oil price of $60/bbl WTI or higher.

For reference, at $60/bbl WTI and $3.00/MMBtu Henry Hub, the 2022 program is expected to deliver $1.6 billion of free cash flow at a reinvestment rate of approximately 40%8. The resilience of the 2022 capital program is additionally underscored by an enterprise free cash flow breakeven below $35/bbl WTI, assuming $3.00/MMBtu Henry Hub.

Both total Company oil and oil-equivalent production in 2022 are expected to be flat with the 2021 averages, consistent with the objective to prioritize sustainable free cash flow generation over production growth.

Marathon Oil guided to E.G. net income from equity method investees of $280 million to $320 million in 2022, an increase from $253 million of equity method income in 2021.

The Company has no material debt maturities due in 2022.

ESG Excellence
On January 27th, 2022, Marathon Oil issued a press release and associated slide deck providing a comprehensive update regarding its environmental, social, and governance (ESG) performance, including the announcement of new quantitative environmental objectives for greenhouse gas (GHG) intensity, methane intensity, and natural gas capture. These materials can be found on the Company’s website at www.marathonoil.com.

Notable ESG highlights for 2021 include the following:
•Second best safety performance since Marathon Oil became an independent E&P, as measured by Total Recordable Incident Rate for employees and contractors
•Strong performance against key environmental objectives, including GHG intensity reduction of more than 30% and an improvement in total Company gas capture to 98.8%

•Continued strategic investment in local communities, including ongoing support of E.G. Malaria Elimination Project, expansion of My Home Library program with Barbara Bush Houston Literacy Foundation, launch of Unconventional Thinking in Teaching grant program, and ongoing support of remote learning
•Proactive alignment of executive compensation design with key drivers of shareholder value
•Appointment of two new Directors and a new Lead Director in 2021 with a focus on Board of Director refreshment, independence, and diversity.

Marathon Oil’s new and expanded quantitative environmental objectives include the following:

Near-term (2022)	Medium-Term (2025)	Long-term (2030)
•40% GHG Intensity Reduction (new) •99% Gas Capture (new)	•50% GHG Intensity Reduction (reiterated) •60% Methane Intensity Reduction (new)	•70% GHG Intensity Reduction (new) •80% Methane Intensity Reduction (new) •World Bank Zero Routine Flaring Commitment (new)

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release today, February 16. On Thursday, February 17, at 9:00 a.m. ET, the Company will conduct a question and answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.
# # #

Footnotes:
1$898MM of FCF comprised of $1,149MM of net cash provided by operating activities adjusted for working capital, EG LNG return of capital, and other less $251MM of capital expenditures; $251MM divided by $1,149MM equates to a reinvestment rate of 22%
2Approximately $1B of capital expenditures divided by $3.3B equates to a reinvestment rate of 32%
3>$3.0B of FCF comprised of >$4.2B of net cash provided by operating activities adjusted for working capital, EG LNG return of capital, and other less $1.2B of capital expenditures; $1.2B divided by $4.2B equates to a reinvestment rate of less than 30%
4Total recordable incident rate (TRIR) measures combined employee and contractor workforce incidents per 200,000 work hours
5Relative to 2019 baseline
6MRO reports direct (Scope 1) and indirect (Scope 2) GHG and methane emissions, with emissions intensity measured by metric tonnes carbon dioxide equivalent (CO2e) emissions per thousand barrels of oil equivalent of hydrocarbons produced from Marathon Oil operated facilities
7Gas capture percentage: the percentage of volume of wellhead natural gas captured upstream of low pressure separation and/or storage equipment such as vapor recovery towers and tanks
8$1.6B of FCF comprised of $2.8B of net cash provided by operating activities adjusted for working capital less $1.2B of capital expenditures; $1.2B divided by $2.8B equates to a reinvestment rate of ~40%

Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, free cash flow, net cash provided by operations before changes in working capital, total capital expenditures and capital reinvestment rate.
Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains/losses on dispositions, impairments of proved and certain unproved properties, goodwill and equity method investments, certain exploration expenses relating to a strategic decision to exit conventional exploration, unrealized derivative gain/loss on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.
Our presentation of free cash flow is a non-GAAP measure. Free cash flow before dividend (“free cash flow”) is defined as net cash provided by operating activities adjusted for working capital, exploration costs (other than well costs), capital expenditures, and EG LNG return of capital and other. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and other distributions to stockholders. Free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of net cash provided by operations before changes in operating working capital and net cash provided by operations before changes in operating working capital and exploration costs are non-GAAP measures. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Net cash provided by operations before changes in working capital and net cash provided by operations before changes in working capital and exploration costs should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of total capital expenditures is a non-GAAP measure. Total capital expenditures is defined as cash additions to property, plant and equipment adjusted for the change in working capital associated with property, plant and equipment, exploration costs other than well costs, M&S inventory and other, and additions to other assets. Management believes this is useful to investors as an indicator of Marathon’s commitment to capital expenditure discipline by eliminating differences caused by the timing of certain working capital and other items. Total capital expenditures should not be considered in isolation or as an alternative to, or more meaningful than, cash additions to property, plant and equipment as determined in accordance with U.S. GAAP.
Capital spending reinvestment rate is defined as total capital expenditures divided by operating cash flow before working capital. Management believes the capital spending reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor friendly purposes (which includes balance sheet enhancement, base dividend, and other return of capital).
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company’s future capital budgets and allocations, future performance, expected free cash flow, emission targets and estimated emission reductions, future debt reduction, reinvestment rates, corporate-level cash returns on invested capital, business strategy, asset quality, drilling plans, production guidance, cash margins, cost reductions, leasing and exploration activities, production, oil growth and other plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil; and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liability resulting from litigation; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; non-performance by third parties of contractual obligations; unforeseen hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; cyber-attacks; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact:
Stephanie Gentry: 713-296-3307

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

Consolidated Statements of Income (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(In millions, except per share data)	2021	2021	2020	2021	2020
Revenues and other income:
Revenues from contracts with customers	$1,732	$1,438	$822	$5,601	$3,097
Net gain (loss) on commodity derivatives	15	(79)	(15)	(383)	116
Income (loss) from equity method investments	74	86	13	253	(161)
Net gain (loss) on disposal of assets	(27)	7	1	(19)	9
Other income	6	1	9	15	25
Total revenues and other income	1,800	1,453	830	5,467	3,086
Costs and expenses:
Production	156	131	137	534	555
Shipping, handling and other operating	189	219	164	727	596
Exploration	27	63	100	136	181
Depreciation, depletion and amortization	516	522	521	2,066	2,316
Impairments	—	13	46	60	144
Taxes other than income	109	88	55	345	200
General and administrative	64	70	57	291	274
Total costs and expenses	1,061	1,106	1,080	4,159	4,266
Income (loss) from operations	739	347	(250)	1,308	(1,180)
Net interest and other	(59)	(57)	(61)	(188)	(256)
Other net periodic benefit (costs) credits	3	—	(2)	5	(1)
Loss on early extinguishment of debt	—	(102)	(28)	(121)	(28)
Income (loss) before income taxes	683	188	(341)	1,004	(1,465)
Provision (benefit) for income taxes	34	4	(3)	58	(14)
Net income (loss)	$649	$184	$(338)	$946	$(1,451)
Adjusted Net Income (Loss)
Net income (loss)	$649	$184	$(338)	$946	$(1,451)
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	27	(7)	(1)	19	(9)
Proved property impairments	—	13	46	60	49
Exploratory dry well costs, unproved property impairments and other	16	48	78	71	84
Goodwill impairment	—	—	—	—	95
Pension settlement	1	3	5	9	30
Pension curtailment	—	—	—	—	(17)
Unrealized (gain) loss on derivative instruments	(146)	(27)	66	(16)	27
Unrealized (gain) loss on interest rate swaps	43	(8)	(12)	(14)	(12)
Reduction in workforce	—	—	2	12	17
Impairment of equity method investment	—	—	1	—	171
Loss on early extinguishment of debt	—	102	28	121	28
Other	5	2	27	36	70
Benefit for income taxes related to special items	(3)	—	—	(3)	(1)
Adjustments for special items	(57)	126	240	295	532
Adjusted net income (loss) (a)	$592	$310	$(98)	$1,241	$(919)
Per diluted share:
Net income (loss)	$0.84	$0.23	$(0.43)	$1.20	$(1.83)
Adjusted net income (loss) (a)	$0.77	$0.39	$(0.12)	$1.57	$(1.16)
Weighted average diluted shares	773	789	790	788	792
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(In millions)	2021	2021	2020	2021	2020
Segment income (loss)
United States	$553	$305	$(33)	$1,277	$(553)
International	106	93	29	317	30
Not allocated to segments	(10)	(214)	(334)	(648)	(928)
Net income (loss)	$649	$184	$(338)	$946	$(1,451)
Cash flows
Net cash provided by operating activities	$1,146	$816	$418	$3,239	$1,473
Changes in working capital	(45)	(41)	10	(25)	(57)
Net cash provided by operating activities before changes in working capital (a)	$1,101	$775	$428	$3,214	$1,416

Free Cash Flow
Net cash provided by operating activities before changes in working capital (a)	$1,101	$775	$428	$3,214	$1,416
Adjustments for free cash flow:
Capital expenditures	(251)	(308)	(267)	(1,032)	(1,136)
EG return of capital and other	48	11	—	57	1
Free cash flow (a)	$898	$478	$161	$2,239	$281
Capital Expenditures
Cash additions to property, plant and equipment	$(274)	$(289)	$(253)	$(1,046)	$(1,343)
Change in working capital associated with PP&E	23	(19)	(14)	14	192
Additions to other assets and acquisitions	—	—	—	—	15
Total capital expenditures (a)	$(251)	$(308)	$(267)	$(1,032)	$(1,136)
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
Net Production	2021	2021	2020	2021	2020
Equivalent Production (mboed)
United States	304	284	280	287	306
International	49	61	72	61	77
Total net production	353	345	352	348	383
Oil Production (mbbld)
United States	172	157	159	162	177
International	9	11	13	11	13
Total net production	181	168	172	173	190

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2021	2021	2020	2021	2020
United States - net sales volumes
Crude oil and condensate (mbbld)	171	154	159	161	177
Eagle Ford	60	60	51	58	61
Bakken	81	67	78	74	79
Oklahoma	13	12	15	12	17
Northern Delaware	12	12	11	13	15
Other United States (a)	5	3	4	4	5
Natural gas liquids (mbbld)	70	65	54	62	59
Eagle Ford	17	18	14	15	18
Bakken	27	22	18	23	14
Oklahoma	19	19	17	17	20
Northern Delaware	5	4	4	5	5
Other United States (a)	2	2	1	2	2
Natural gas (mmcfd)	379	371	402	379	423
Eagle Ford	94	99	103	97	121
Bakken	95	84	86	90	70
Oklahoma	146	146	164	147	177
Northern Delaware	30	30	34	32	41
Other United States (a)	14	12	15	13	14
Total United States (mboed)	304	281	280	286	306
International - net sales volumes
Crude oil and condensate (mbbld)	13	11	14	11	13
Equatorial Guinea	13	11	14	11	13
Natural gas liquids (mbbld)	5	7	8	7	9
Equatorial Guinea	5	7	8	7	9
Natural gas (mmcfd)	207	258	306	259	330
Equatorial Guinea	207	258	306	259	330
Total International (mboed)	53	61	73	61	77
Total Company - net sales volumes (mboed)	357	342	353	347	383
Net sales volumes of equity method investees
LNG (mtd)	2,213	3,119	3,510	2,941	4,289
Methanol (mtd)	776	1,218	1,080	1,046	1,017
Condensate and LPG (boed)	6,123	9,537	10,288	8,560	10,288
(a)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2021	2021	2020	2021	2020
United States - average price realizations (a)
Crude oil and condensate ($ per bbl) (b)	$77.03	$69.40	$39.71	$66.88	$35.93
Eagle Ford	77.68	70.22	40.69	68.26	37.42
Bakken	76.49	68.54	38.66	65.86	34.09
Oklahoma	77.39	69.62	40.43	66.82	37.04
Northern Delaware	77.70	70.20	41.49	66.99	37.50
Other United States (c)	75.26	68.36	40.08	65.73	38.37
Natural gas liquids ($ per bbl)	$34.99	$30.68	$16.30	$28.89	$11.28
Eagle Ford	34.26	30.69	16.34	29.34	11.32
Bakken	34.79	31.12	15.66	28.94	9.91
Oklahoma	36.42	31.36	17.46	29.28	12.42
Northern Delaware	33.79	25.98	14.77	26.22	10.36
Other United States (c)	33.85	30.51	15.10	28.14	12.27
Natural gas ($ per mcf)	$5.24	$4.17	$2.31	$4.57	$1.77
Eagle Ford	5.25	4.11	2.55	4.50	1.94
Bakken	5.58	3.73	1.49	3.63	1.32
Oklahoma	5.08	4.57	2.72	5.22	1.97
Northern Delaware	4.68	4.15	1.75	4.70	1.20
Other United States (c)	5.65	3.03	2.02	3.93	1.84
International - average price realizations
Crude oil and condensate ($ per bbl)	$71.29	$56.36	$35.08	$57.46	$28.36
Equatorial Guinea	71.29	56.36	35.08	57.46	28.36
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.00	$1.00	$1.00
Equatorial Guinea (d)	1.00	1.00	1.00	1.00	1.00
Natural gas ($ per mcf)	$0.24	$0.24	$0.24	$0.24	$0.24
Equatorial Guinea (d)	0.24	0.24	0.24	0.24	0.24
Benchmark
WTI crude oil (per bbl)	$77.10	$70.52	$42.70	$68.11	$39.34
Brent (Europe) crude oil (per bbl) (e)	$79.59	$73.47	$44.29	$70.68	$41.76
Mont Belvieu NGLs (per bbl) (f)	$35.39	$32.27	$17.42	$29.17	$14.69
Henry Hub natural gas (per mmbtu) (g)	$5.83	$4.01	$2.66	$3.84	$2.08
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have decreased average price realizations by $4.86 for the fourth quarter 2021, by $4.00 for the third quarter 2021 and $4.76 for the year ended December 31, 2021, and increased average price realizations by $3.52 for the fourth quarter of 2020 and $2.14 for the year ended December 31, 2020.
(c)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.
(d)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(e)Average of monthly prices obtained from Energy Information Administration website.
(f)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(g)Settlement date average per mmbtu.

Production Guidance	Oil Production (mbpod)			Equivalent Production (mboed)
	2022	4Q21	2021	2022	4Q21	2021
Net production
United States	159 - 165	172	162	285 - 290	304	287
International	9 - 11	9	11	55 - 60	49	61
Total net production	168 - 176	181	173	340 - 350	353	348

The following table sets forth outstanding derivative contracts as of February 14, 2022 and the weighted average prices for those contracts:

	2022
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Crude Oil
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	50,000	50,000	30,000	30,000
Weighted average price per Bbl:
Ceiling	$96.54	$98.79	$97.52	$97.52
Floor	$55.93	$58.00	$56.67	$56.67
Sold put	$45.93	$48.00	$46.67	$46.67
NYMEX Roll Basis Swaps
Volume (Bbls/day)	50,167	60,000	60,000	60,000
Weighted average price per Bbl	$0.60	$0.67	$0.67	$0.67
Natural Gas
HH Three-Way Collars
Volume (MMBtu/day)	50,000	50,000	50,000	50,000
Weighted average price per MMBtu:
Ceiling	$5.14	$6.18	$6.18	$6.18
Floor	$3.60	$3.50	$3.50	$3.50
Sold put	$2.60	$2.50	$2.50	$2.50